Filed Pursuant to Rule 424(b)(3)
Registration Statement No 333-169328

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $.01 per share	28,832,469(1)	$160.00	$4,613,195,040	$528,672.15 (2)

(1)	Assumes that the underwriters exercise their option to purchase 2,621,134 additional shares.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 13, 2010)

26,211,335 Shares

Common Stock

This prospectus supplement relates to an offering of 26,211,335 shares of our common stock, par value $0.01 per share (which includes 23,211,335 shares of our common stock issuable upon the automatic conversion of our Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”)) by a subsidiary of Barclays Bank PLC (“Barclays”). We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering.

Subject to the completion of this offering, we have agreed to purchase $1 billion of common stock and Series B Preferred Stock from the selling stockholder and another subsidiary of Barclays at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount, subject to reduction pursuant to the Minimum Condition, as described in the section of this prospectus supplement entitled “Prospectus Summary—Recent Developments— Share Repurchase.”

Our common stock is listed for trading on the New York Stock Exchange under the symbol “BLK.” The last reported sale price of our common stock on May 18, 2012 was $171.91 per share.

Investing in our common stock involves risks, including those described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and the sections entitled “Risk Factors” beginning on page 27 of our most recent Annual Report on Form 10-K for the year ended December 31, 2011 and beginning on page 80 of our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement.

	Per Share	Total
Public Offering Price	$160.00	$4,193,813,600
Underwriting Discount	$3.20	$83,876,272
Proceeds, before expenses, to the selling stockholder	$156.80	$4,109,937,328

The underwriters may also purchase up to an additional 2,621,134 shares of our common stock from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

On May 22, 2012, we priced a public offering of $750 million aggregate principal amount of 1.375% Notes due 2015 and $750 million aggregate principal amount of 3.375% Notes due 2022. The notes offering is expected to close on May 25, 2012, subject to customary closing conditions. The completion of this offering is not conditioned on the completion of the notes offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about May 29, 2012.

Barclays		Morgan Stanley
BofA Merrill Lynch

Citigroup	Credit Suisse	Deutsche Bank Securities
J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

COMMERZBANK	Goldman, Sachs & Co.	HSBC
ING	Mizuho Securities	PNC Capital Markets LLC
RBS	Santander	SMBC Nikko

Banca IMI	BNP PARIBAS	CastleOak Securities, L.P.
Credit Agricole CIB	Evercore Partners	KKR
Loop Capital Markets	MEDIOBANCA	Mitsubishi UFJ Securities
Nomura	Piper Jaffray	Ramirez & Co., Inc.
Raymond James	RBC Capital Markets	Siebert Capital Markets
SOCIETE GENERALE	STANDARD CHARTERED	The Williams Capital Group, L.P.

Prospectus Supplement dated May 22, 2012.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholder and the terms on which the selling stockholder is offering and selling our common stock. The second part is the accompanying prospectus dated September 13, 2010, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process. Under this shelf registration process, the selling stockholder may, from time to time, sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling stockholder is selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling stockholder and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Information Incorporated by Reference” beginning on page S-31 of this prospectus supplement before investing in our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we, the selling stockholder nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the selling stockholder and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

S-ii

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this prospectus supplement the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of BlackRock; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

S-iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision. When used in this prospectus supplement, the terms “BlackRock,” “Company,” “we,” “our” and “us” refer to BlackRock, Inc. and its subsidiaries, unless otherwise specified.

BLACKROCK

General

BlackRock is the world’s largest publicly-traded investment management firm with employees in 27 countries that serve clients in over 100 countries across the globe. We provide a broad range of investment and risk management services and had $3.684 trillion and $3.513 trillion of assets under management (“AUM”) as of March 31, 2012 and December 31, 2011, respectively. Our clients include taxable, tax-exempt and official institutions (including pension funds, endowments, insurance companies, corporations, financial institutions, central banks and sovereign wealth funds) as well as retail investors and high net worth individuals. The Company is highly regulated, serves its clients as a fiduciary and derives all of its revenues from client business. We do not engage in proprietary trading or other activities that could conflict with the interests of our clients.

The December 2009 combination of BlackRock and Barclays Global Investors (“BGI”) created a firm with unsurpassed breadth of investment expertise and risk management capabilities across the global capital markets. Our unique platform enables us to offer active (alpha) investments with index (beta) products and risk management to develop tailored solutions for clients. Our product range includes single- and multi-asset class portfolios investing in equities, fixed income, alternatives and/or money market instruments. We offer our products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”) and other exchange-traded products (together with ETFs, “ETPs”), collective investment funds and separate accounts. We also offer our BlackRock Solutions® (“BRS”) investment systems, risk management and advisory services to institutional investors.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors on its board of directors. Our capital stock consists of voting common stock and non-voting convertible participating preferred stock. The shares of common stock offered in this offering include shares of our common stock issuable upon the automatic conversion of shares of our Series B Preferred Stock being sold by the selling stockholder. At March 31, 2012, wholly owned subsidiaries of Barclays owned approximately 2.2% of our voting common stock outstanding and held approximately 19.6% of our capital stock. Immediately upon completion of this offering and the repurchase transaction described in the section of this prospectus supplement entitled “—Recent Developments—Share Repurchase,” and assuming that the underwriters exercise their option to purchase additional shares in full with settlement of the option occurring simultaneously with the closing for this offering, we do not expect Barclays and its affiliates to own any shares of our capital stock and our stockholder agreement with Barclays is expected to be terminated. See “—Recent Developments—Termination Agreement and Acknowledgement Relating to Barclays Stockholder Agreement and Barclays Registration Rights Agreement.”

Clients

BlackRock serves institutional and retail and high net worth (“HNW”) investors in more than 100 countries through the efforts of professionals located in 27 countries. We strive to leverage our global investment expertise and scale, together with our understanding of local requirements and business customs, to most effectively serve our clients. Portfolios may be invested in local, regional or global capital markets. Products may be structured to address location-specific issues, such as regulations, taxation, operational infrastructure and market liquidity, and client-specific issues, such as investment policy, liability structure and ratings.

BlackRock’s matrix organizational structure facilitates strong teamwork globally across both functions and regions in order to enhance our ability to leverage best practices to serve our clients and continue to develop our talent. The global functions—Portfolio Management, BRS, Global Client Groups and Corporate & Business Operations—are key to driving coordination and consistency and to further enhancing the benefits of scale. The regions—Americas, Europe, the Middle East and Africa (“EMEA”) and Asia-Pacific—support local clients, employees, regulators and business strategy. We also serve both institutional and retail and high net worth investors who acquire iShares on exchanges worldwide (see iShares section below).

Institutional

BlackRock serves a diverse mix of institutional investors worldwide through separate accounts and publicly registered and private investment vehicles. Clients include tax-exempt institutions, such as defined benefit and defined contribution pension plans; charities, foundations and endowments; official institutions, such as central banks, sovereign wealth funds, supranationals and other government entities; and taxable institutions, including insurance companies, financial institutions, corporations and third-party fund sponsors. We also serve institutional investors who acquire iShares on exchanges worldwide.

Institutional Active

BlackRock offers two types of active strategies: those that rely primarily on fundamental research and those that utilize primarily quantitative models to drive portfolio construction; the goal of both strategies is to generate alpha for BlackRock clients. Active fundamental portfolios offer medium or higher levels of tracking error and feature a high degree of manager discretion over investment strategies. Active quantitative portfolios employ a model-driven strategy that is created by BlackRock and require a lower level of manager discretion.

BlackRock’s institutional active AUM totaled $831.3 billion, or 26% of long-term AUM, at December 31, 2011 and was diversified by product, with 60% in fixed income, 16% in multi-asset class, 15% in equity and 9% in alternatives. Americas clients accounted for 56% of institutional active AUM, with an additional 32% and 12% of AUM managed for clients in EMEA and Asia-Pacific, respectively. In 2011, we earned $1.8 billion of base fees from institutional active strategies, representing 24% of long-term base fees.

Institutional Index

BlackRock utilizes an index or passive approach for both equity portfolios and fixed income products. Index and enhanced index equity products are most heavily constrained, and apply rigorous processes in order to replicate the performance of the related index, while minimizing the effect of trading and other costs on investment returns. Index and enhanced index fixed income products are designed to replicate the performance of the related market index. A rigorous investment and portfolio construction process is used to ensure minimal tracking error, while seeking to limit transaction costs.

At December 31, 2011, BlackRock managed $1.350 trillion of institutional index AUM, with 64% in equity, 35% in fixed income and the remaining 1% split between multi-asset class and alternatives products. In 2011, we earned $0.7 billion of base fees from institutional index offerings. Institutional index AUM is diversified globally, with 47%, 37% and 16% managed for clients in the Americas, EMEA and Asia-Pacific, respectively. While institutional index comprises 43% of long-term AUM, it represents only 10% of long-term base fees.

Retail/HNW

BlackRock serves retail and high net worth investors globally through separate accounts, open-end and closed-end funds, unit trusts and private investment funds. Retail and high net worth investors are served principally through intermediaries, including broker-dealers, banks, trust companies, insurance companies and independent financial advisors. Clients invest primarily in mutual funds, with the remainder invested in private investment funds and separately managed accounts. The vast majority of long-term AUM is invested in active products, although this is partially inflated by the fact that iShares is shown as a separate client type, since we do not identify all of the underlying investors. The client base is also diversified geographically, with our regional footprints reflecting strong relationships with intermediaries and an established ability to deliver our global investment expertise in funds and other products tailored to local regulations and requirements.

At December 31, 2011, long-term assets managed for retail and high net worth investors totaled $363.4 billion and represented 12% of long-term AUM, down 3%, or $10.6 billion, versus year-end 2010. The product mix is well diversified, with 43% of long-term AUM in equities, 32% in fixed income, 23% in multi-asset class and 2% in alternatives. In 2011, we earned $2.7 billion of base fees on retail and high net worth AUM, comprising 36% of long-term base fees. The client base is also diversified geographically, with 73% of long-term AUM managed for investors based in the Americas and the remaining 27% managed for international clients.

iShares

iShares is the leading ETP provider in the world and offers the most diverse product set in the industry with 504 ETPs at year-end 2011, which served the broadest client base, covering 25 countries on five continents including North America, South America, Europe, Asia and Australia. The market for ETPs continues to grow globally, with investor preference driven to varying degrees by performance (as measured by tracking error, which is the difference between net returns on the ETP and the corresponding index), liquidity (bid-ask spread), tax-efficiency, transparency and client service.

iShares also introduced 45 new ETPs during 2011, maintaining our dual commitment to innovation and responsible product structuring. Our broad product range offers investors a precise, transparent and low-cost way to tap market returns and gain access to a full range of asset classes and global markets that have been difficult or expensive for many investors to access, as well as the liquidity required to make adjustments to their exposures quickly and cost-efficiently. We continue to look for opportunities to further diversify product offerings in key strategic focus areas.

At year-end 2011, iShares AUM of $593.4 billion represented 19% of long-term AUM and included $419.7 billion, or 71%, in equity offerings, $153.8 billion, or 26%, in fixed income ETPs and $19.9 billion, or 3%, in multi-asset class and alternative investments. iShares offerings were diversified geographically with 75% of AUM listed in the United States and the remaining 25% listed internationally. In 2011, iShares generated $2.3 billion of revenue, or 30%, of long-term base fees.

Cash Management and Securities Lending

BlackRock offers a wide variety of cash management mandates to clients worldwide. We believe our leadership position reflects both a conservative investment philosophy and an array of choices available to investors. Products include money market funds and customized separate accounts in both taxable and tax-exempt strategies in multiple currencies, including U.S. dollar, Euro or British pound. The acquisition of BGI significantly enhanced our growing non-U.S. cash management platform. We manage portfolios for individuals, corporate and municipal treasurers, and bank, hospital and university operating funds. BlackRock is committed to a conservative investment style that emphasizes quality, liquidity, and superior client service through market cycles. Our disciplined approach is closely tied to rigorous credit risk management. Cash management AUM decreased 9% to $254.7 billion at year-end 2011, generating $0.4 billion of base fees.

The cash management team also invests the cash we receive as collateral for securities on loan in other portfolios. Securities lending, which is offered as a potential source of incremental returns on long-term portfolios, is managed by a dedicated team, supported by quantitative analysis, proprietary technology and disciplined risk management. Fees for securities lending can be structured as a share of earnings and/or a percentage of the value of the cash collateral. The value of the securities on loan and the revenue earned is captured in the corresponding asset class being managed. The value of the collateral is not included in AUM.

BlackRock Solutions and Advisory

BlackRock provides a variety of risk management, investment analytic and investment system and advisory services under the BlackRock Solutions brand name to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies worldwide. The BRS proprietary technology platform, Aladdin®, serves as the investment system for BlackRock and a growing number of sophisticated institutional investors. BRS also uses Aladdin to support risk management, advisory services, including long-term liquidation advisory mandates (reported as advisory AUM) and a wide range of global clients, such as valuation of illiquid assets, portfolio restructuring, workouts and dispositions. BRS further offers comprehensive risk reporting capabilities via the Green Package® and risk management advisory services, interactive fixed income analytics through our web-based calculator, AnSer®, middle and back office outsourcing services and investment accounting.

Clients have retained BRS for a variety of financial markets advisory engagements, such as valuation and risk assessment of illiquid assets, portfolio restructuring, workouts and dispositions of distressed assets and financial and balance sheet strategies. In the face of increasing regulatory scrutiny, clients have increased their focus on risk management, and demand for BRS services continues to be robust. Growth has been well balanced across Aladdin, risk management and financial markets advisory services.

Fees for BRS and advisory services may be structured as a fixed rate, percentages of various attributes of advisory AUM or value of positions on the Aladdin platform, performance fees based on contractual thresholds, or a combination of the foregoing. At year-end, BRS served 166 clients, including banks, insurance companies, official institutions, pension funds, asset managers and other institutional investors across North America, Europe, Asia and Australia, generating $0.5 billion of revenues.

Transition Management Services

We also offer transition management services, involving the temporary oversight of a client’s assets as they transition from one manager to another or from one strategy to another. We provide a comprehensive service that includes project management and implementation based on achieving best execution consistent with the client’s risk management tolerances. We use state-of-the-art tools and work closely with BlackRock’s global trading research team to manage four dimensions of risk throughout the transition: exposure, execution, process and operational risk. The average transition assignment is executed within three weeks, although the duration can be longer or shorter depending on the size, complexity and liquidity of the related assets. These portfolios are not included in AUM unless BlackRock has been retained to manage the assets after the transition phase.

AUM and Revenue by Client Type

	AUM and Revenue by Client Type ($ in millions)
	Three Months Ended March 31, 2012			Year Ended December 31, 2011
	AUM	Revenue[1]	Effective bps[2]	AUM	Revenue[1]	Effective bps[2]
Institutional Active	$859,036	$457	21	$831,276	$1,828	22
Retail/HNW	387,497	657	70	363,358	2,723	71
iShares	671,656	594	38	593,356	2,258	37
Institutional Index	1,426,318	180	5	1,349,956	704	5

Long-term	3,344,507	1,888	23	3,137,946	7,513	23

Cash management	241,929	89	14	254,665	383	15
Advisory	97,651	123	N/A	120,070	510	N/A

Total	$3,684,087	$2,100	23	$3,512,681	$8,406	23

N/A—Not applicable
1	Includes investment advisory, administration fees, securities lending, BRS and advisory revenues; excludes performance fees, distribution fees, and other revenue.
2	Effective bps calculated using average AUM based on month-end data for first quarter 2012; full year 2011 effective bps based on quarterly average AUM; advisory AUM and revenues excluded.

Recent Developments

Share Repurchase

On May 21, 2012, we entered into a stock repurchase agreement with Barclays pursuant to which we have agreed to purchase $1 billion of common stock and Series B Preferred Stock from the selling stockholder and another subsidiary of Barclays at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount (the “Repurchase”), subject to the condition that the number of shares sold in this offering, without giving effect to the exercise by the underwriters of their option to purchase additional shares, be not less than 90% of Barclays’ total ownership of BlackRock capital stock after subtracting the $1 billion of common stock and Series B Preferred Stock to be repurchased by BlackRock (the “Minimum Condition”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering and is subject to other customary closing conditions. Any shares bought in the Repurchase will thereafter be cancelled. We intend to use a portion of the net proceeds from the notes offering described below to fund the Repurchase. If immediately following this offering and the Repurchase Barclays and its affiliates collectively beneficially own more than one percent of our outstanding common stock, we have agreed to issue an equal number of shares of our Series B Preferred Stock to such parties in exchange for such shares of our common stock in excess of one percent of our outstanding common stock. The Repurchase is in addition to our existing share repurchase program.

Pursuant to our stockholder agreement with Barclays and two of its subsidiaries (together, the “Barclays Parties”), the Barclays Parties currently have the right to designate two individuals to our board of directors. Immediately upon completion of this offering and the Repurchase, and assuming that the underwriters exercise their option to purchase additional shares in full with settlement of the option occurring simultaneously with the closing for this offering, we do not expect Barclays and its affiliates to own any shares of our capital stock. Once the Barclays Parties and their affiliates have beneficially owned less than five percent of our capital stock for a period of 90 consecutive days, the Barclays Parties will be required to promptly cause their remaining designee to our board of directors, currently Robert E. Diamond, Jr., to resign and will no longer have the right to designate individuals to our board of directors.

Termination Agreement and Acknowledgement Relating to Barclays Stockholder Agreement and Barclays Registration Rights Agreement

In connection with this offering and the Repurchase, BlackRock and the Barclays Parties have entered into a termination agreement and acknowledgement, pursuant to which, if the Barclays Parties and their affiliates cease to own five percent or more of our outstanding capital stock as a result of this offering and/or the Repurchase, (1) the stockholder agreement that was entered into among BlackRock and the Barclays Parties will terminate and (2) the Barclays Parties will acknowledge that they no longer have registration rights with respect to our capital stock.

For more information regarding our stockholder agreement and registration rights agreement with the Barclays Parties, see “Certain Relationships and Related Transactions—Stockholder Agreements with Merrill Lynch, PNC and Barclays Bank” and “Certain Relationships and Related Transactions—Stockholder Registration Rights Agreements with Merrill Lynch, PNC and Barclays,” respectively, in our definitive Proxy Statement on Schedule 14A filed April 11, 2012, which is incorporated by reference into this prospectus supplement.

PNC Exchange

Following the closing of this offering, the Repurchase and any exchange by Barclays of shares of our common stock for our Series B Preferred Stock, BlackRock will issue common stock to PNC Bancorp, Inc. (“PNC Bancorp”), a wholly owned subsidiary of PNC, in exchange for an equal number of shares of our Series B Preferred Stock (the “PNC Exchange”) in an amount equal to the lesser of 2 million shares and such number of shares that will result in PNC owning 23.75% of our outstanding common stock. Assuming Barclays disposes of all of the shares of our capital stock beneficially owned by it as a result of this offering and the Repurchase, following such exchange PNC will own approximately 21.0% of our outstanding common stock. Unless the context otherwise requires, the number of shares of our common stock and our Series B Preferred Stock to be outstanding after this offering and the Repurchase reflected elsewhere in this prospectus supplement also gives effect to the exchange by PNC of 2 million of PNC’s shares of our Series B Preferred Stock.

Offering of Notes

On May 22, 2012, we priced a public offering of $750 million aggregate principal amount of 1.375% Notes due 2015 and $750 million aggregate principal amount of 3.375% Notes due 2022. The notes offering is expected to close on May 25, 2012, subject to customary closing conditions. We intend to use the proceeds of the notes offering to fund the Repurchase and for general corporate purposes, which may include repayments of our outstanding indebtedness. The completion of this offering is not conditioned on the completion of the notes offering.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

THE OFFERING

BlackRock common stock offered by the selling stockholder	26,211,335 shares (including 23,211,335 shares issuable upon the automatic conversion of an equal number of shares of Series B Preferred Stock)

Stock Repurchase	Subject to the completion of this offering, we have agreed to purchase $1 billion of common stock and Series B Preferred Stock from the selling stockholder and another subsidiary of Barclays at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount, subject to reduction pursuant to the Minimum Condition.

Option to purchase additional shares	2,621,134 shares (consisting solely of shares issuable upon the automatic conversion of shares of Series B Preferred Stock) to be sold by the selling stockholder. Except as otherwise indicated, all information in this prospectus supplement reflects no exercise of the underwriters’ option to purchase additional shares.

BlackRock common stock outstanding immediately after this offering, the Repurchase and the PNC Exchange	164,743,942 shares or 167,365,076 shares if the underwriters exercise their option to purchase additional shares in full

Series B Preferred Stock outstanding immediately after this offering, the Repurchase and the PNC Exchange	6,771,366 shares or 4,150,232 shares if the underwriters exercise their option to purchase additional shares in full

Conversion of Series B Preferred Stock	Upon any transfer of Series B Preferred Stock to any person other than an affiliate of the initial holders thereof (except a broker-dealer affiliate in connection with a capital markets transaction), each share of Series B Preferred Stock will automatically be converted into one share of common stock. No optional conversion is permitted.

Use of proceeds	The Company will not receive any proceeds from the sale of common stock in this offering.

Voting rights	The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

The holders of our outstanding classes of participating preferred stock have no voting rights, except as required by law.

Common stock symbol	“BLK”

Offering of notes	On May 22, 2012, we priced a public offering of $750 million aggregate principal amount of 1.375% Notes due 2015 and $750 million aggregate principal amount of 3.375% Notes due 2022. The notes offering is expected to close on May 25, 2012, subject to customary closing conditions. We intend to use the proceeds of the notes offering to fund the Repurchase and for general corporate purposes, which may include repayments of our outstanding indebtedness. The completion of this offering is not conditioned on the completion of the notes offering.

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and the sections entitled “Risk Factors” beginning on page 27 of our most recent Annual Report on Form 10-K for the year ended December 31, 2011 and beginning on page 80 of our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference herein, for a discussion of certain risks you should consider before investing in our common stock.

Conflicts of interest	Certain of our underwriters and their affiliates own our capital stock. Specifically, as of March 31, 2012, Barclays and its affiliates, including Barclays Capital Inc., owned approximately 3.0 million shares, or 2.2% of our voting common stock and approximately 32.2 million shares of our Series B Preferred Stock, or 80.8% of our outstanding preferred equity, representing in the aggregate a 19.6% economic interest in BlackRock; and PNC and its affiliates, including PNC Capital Markets LLC, owned approximately 33.2 million shares, or 23.8% of our voting common stock, approximately 2.8 million shares of our Series B Preferred Stock and approximately 1.5 million shares of our Series C Preferred Stock (as defined below), or 10.9% of our outstanding preferred equity, representing in the aggregate a 20.9% economic interest in BlackRock.

Under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), we may be considered to be under common control with Barclays Capital Inc. and PNC Capital Markets LLC, and more than five percent of the offering proceeds, not including underwriting compensation, is intended to be paid to the selling stockholder, which is an affiliate of Barclays Capital Inc. Because of these relationships, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because a bona fide public market exists in the shares, as that term is defined in the rule. To comply with FINRA Rule 5121, each of Barclays Capital Inc. and PNC Capital Markets LLC will not confirm sales to any account over which Barclays Capital Inc. or PNC Capital Markets LLC, as applicable, exercise discretionary authority without the specific written approval of the accountholder.

Unless the context requires otherwise, the number of shares of our common stock and our Series B Preferred Stock to be outstanding after this offering is based on 139,564,123 shares and 38,328,737 shares, respectively, outstanding as of March 31, 2012 and gives effect to the Repurchase, the PNC Exchange and the automatic conversion of 23,211,335 shares of our Series B Preferred Stock into an equal number of shares of our common stock as a result of this offering. For purposes of the foregoing amounts, the number of shares of our common stock to be outstanding after this offering assumes no shares of common stock are exchanged with Barclays for shares of Series B Preferred Stock and excludes:

•	approximately 1.3 million shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $153.34 per share;

•	an aggregate of 5.3 million shares of common stock reserved for future grants under equity incentive plans;

•	approximately 6.4 million shares of common stock relating to unvested restricted stock units;

•

approximately 5.7 million shares of common stock issuable upon conversion of shares of Series B Preferred Stock and our Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) that are not included in this offering, the option to purchase additional shares in this offering, the Repurchase or the PNC Exchange; and

•	approximately 2.6 million shares of common stock issuable upon automatic conversion of Series B Preferred Stock if the underwriters exercise their option to purchase additional shares in full.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below, in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Our significant stockholders are, in certain circumstances, permitted under their stockholder agreements to sell significant quantities of our common stock without our consent.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or any other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.

Additional issuances of equity securities would dilute the ownership of existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Provisions in our certificate of incorporation and by-laws may discourage a takeover attempt.

Provisions contained in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our certificate of incorporation and by-laws impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our stockholder agreements also require certain of our shareholders to vote for directors nominated by our board of directors and in accordance with recommendations by our board of directors on all other matters submitted to shareholders. These rights may have the effect of delaying or deterring a change in control of our Company. In addition, a change of control of our Company may be delayed or deterred as a result of our having three classes of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments and as permitted by our debt agreements. We are not required to declare cash dividends on our common stock and the payment of future dividends is subject to the discretion of our board of directors. In determining the amount of any future dividends, our board of directors will consider economic and market conditions, our financial condition and operating results. This could adversely affect the market price of our common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected condensed consolidated historical income statement data for the years ended December 31, 2011, 2010 and 2009 and the selected consolidated historical balance sheet data as of December 31, 2011, 2010 and 2009 presented below have been derived from our audited consolidated financial statements. The selected consolidated historical income statement data for the three months ended March 31, 2012 and 2011 and the selected consolidated historical balance sheet data as of March 31, 2012 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited consolidated financial statements and reflect all normal and recurring adjustments necessary for a fair statement of the information for the periods presented. Results for the three months ended March 31, 2012 may not be indicative of the results for the year ending December 31, 2012. All financial data presented in this prospectus supplement has been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(unaudited)		(audited)
	(dollar amounts in millions, except per share amounts)
Revenue:
Investment advisory, administration, performance fees and securities lending fees	$2,057	$2,067	$8,267	$7,830	$4,028
BlackRock Solutions and advisory	123	128	510	460	477
Distribution fees	19	28	100	116	100
Other revenue	50	59	204	206	95

Total revenue	2,249	2,282	9,081	8,612	4,700

Expenses:
Employee compensation and benefits	825	830	3,199	3,097	1,802
Distribution and servicing costs	95	109	386	408	477
Amortization of deferred sales commissions	16	22	81	102	100
Direct fund expenses	152	143	563	493	95
General and administration	307	340	1,415	1,354	779
Restructuring charges	—	—	32	—	22
Amortization of intangible assets	39	40	156	160	147

Total expenses	1,434	1,484	5,832	5,614	3,422

Operating income	815	798	3,249	2,998	1,278

Total non-operating income (expense)	23	15	(114)	23	(6)

Income before income taxes and non-controlling interests	838	813	3,135	3,021	1,272
Income tax expense	263	249	796	971	375

Net income	575	564	2,339	2,050	897
Less: net income (loss) attributable to non-controlling interests	3	(4)	2	(13)	22

Net income attributable to BlackRock, Inc.	$572	$568	$2,337	$2,063	$875

Weighted-average common shares outstanding:
Basic	179,022,840	191,797,365	184,265,367	190,554,510	136,669,164
Diluted	181,917,864	194,296,504	187,116,410	192,692,047	139,481,449

Per share data:(1)
Basic earnings	$3.19	$2.92	$12.56	$10.67	$ 6.24
Diluted earnings	$3.14	$2.89	$12.37	$10.55	$6.11
Book value(2)	$140.72	$137.44	$140.07	$136.09	$128.86
Common and preferred cash dividends	$1.50	$1.375	$5.50	$4.00	$3.12

(1)	Series A, B, C and D non-voting participating preferred stock is considered to be a common stock equivalent for purposes of earnings per share calculations.
(2)	Total BlackRock stockholders’ equity, excluding appropriated retained earnings, divided by total common and preferred shares outstanding at March 31 of the respective quarter-end or at December 31 of the respective year-end.

		As of December 31,
	As of March 31, 2012	2011	2010	2009
	(unaudited)	(audited)
	(dollar amounts in millions)
Balance Sheet Data:
Cash and cash equivalents	$2,552	$3,506	$3,367	$4,708
Investments	$1,951	$1,631	$1,540	$1,049
Goodwill and intangible assets, net	$30,379	$30,148	$30,317	$30,346
Total assets	$185,518	$179,896	$178,459	$178,124
Short-term borrowings	$100	$100	$100	$2,234
Convertible debentures	$—	$—	$67	$243
Long-term borrowings	$4,690	$4,690	$3,192	$3,191
Total liabilities	$159,915	$154,534	$152,125	$153,522
Redeemable non-controlling interests	$79	$92	$6	$49
Total BlackRock, Inc. stockholders’ equity	$25,303	$25,048	$26,094	$24,329
Nonredeemable non-controlling interests	$185	$184	$189	$224
Nonredeemable non-controlling interests of consolidated variable interest entities	$36	$38	$45	$—
Total permanent equity	$25,524	$25,270	$26,328	$24,553

	(unaudited)
Operating Data:
Total assets under management	$3,684,087	$3,512,681	$3,560,968	$3,346,256

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “BLK.”

The following table sets forth the quarterly range of the high and low per share daily sales prices for our common stock as reported by the NYSE.

Year Ending December 31, 2010	High	Low
First Quarter	$243.80	$200.56
Second Quarter	$212.27	$143.01
Third Quarter	$172.87	$138.42
Fourth Quarter	$193.74	$161.53

Year Ending December 31, 2011	High	Low
First Quarter	$209.77	$179.52
Second Quarter	$207.42	$183.51
Third Quarter	$199.10	$140.22
Fourth Quarter	$179.77	$137.00

Year Ending December 31, 2012	High	Low
First Quarter	$208.69	$175.18
Second Quarter (through May 18, 2012)	$209.37	$171.36

As of May 17, 2012, there were approximately 366 common stockholders of record. We believe the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held in “street name” by brokers.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2012 on a historical basis and as adjusted to give effect to this offering, including the automatic conversion of 23,211,335 shares of our Series B Preferred Stock into an equal number of shares of our common stock as a result of this offering, the Repurchase, the shares of common stock issued to PNC Bancorp in exchange for shares of Series B Preferred Stock pursuant to the PNC Exchange, and the notes offering. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2012
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$2,552	$3,042

Short-term borrowings:
Revolving credit facility	$100	$100
Commercial paper(1)	—	—

Total short-term borrowings	100	100

Long-term borrowings(2):
2.25% Notes due 2012	500	500
Floating Rate Notes due 2013	750	750
3.50% Notes due 2014	999	999
6.25% Notes due 2017	697	697
5.00% Notes due 2019	998	998
4.25% Notes due 2021	746	746
1.375% Notes due 2015(3)	—	749
3.375% Notes due 2022(3)	—	746

Total long-term borrowings	4,690	6,185

Total borrowings	$4,790	$6,285
Stockholders’ equity:
Common stock, $0.01 par value:
500,000,000 shares authorized; 140,127,791 issued and 139,560,520 outstanding on an actual basis, and 165,307,610 issued and 164,740,339 outstanding on an as adjusted basis	1	1
Series B Convertible Participating Preferred Stock, $0.01 par value:
150,000,000 shares authorized; 38,328,737 issued and outstanding on an actual basis, and 6,771,366 issued and outstanding on an as adjusted basis	—	—
Series C Convertible Participating Preferred Stock, $0.01 par value:
6,000,000 shares authorized; 1,517,237 issued and outstanding on an actual and as adjusted basis	—	—
Additional paid-in capital	20,107	19,107
Retained earnings	5,333	5,333
Appropriated retained earnings	57	57
Accumulated other comprehensive (loss)	(90)	(90)
Treasury shares, common, at cost (563,668 shares)	(104)	(104)
Escrow shares, common, at cost (3,603 shares)	(1)	(1)

Total stockholders’ equity	$25,303	$24,303

Total capitalization	$30,093	$30,588

(1)	On May 17, 2012, our board of directors approved an increase in the maximum amount that may be borrowed under our commercial paper program from $3.5 billion to $3.785 billion.
(2)	Reflects the carrying value, which is net of unamortized discount.
(3)	On May 22, 2012, we priced a public offering of $750 million aggregate principal amount of 1.375% Notes due 2015 and $750 million aggregate principal amount of 3.375% Notes due 2022. The notes offering is expected to close on May 25, 2012, subject to customary closing conditions. The completion of this offering is not conditioned on the completion of the notes offering.

SELLING STOCKHOLDER

The following table and the notes thereto set forth information regarding the beneficial ownership of our capital stock by the selling stockholder as of March 31, 2012, and as adjusted to reflect the sale of the shares of common stock offered in this offering (including shares of common stock issuable upon the automatic conversion of the Series B Preferred Stock as a result of this offering), the Repurchase and the shares of common stock issued to PNC Bancorp in exchange for shares of Series B Preferred Stock pursuant to the PNC Exchange. All information contained in the table and the notes below (other than the information regarding percentage of our common stock, our preferred equity and economic interest in our Company owned by the selling stockholder) is based upon the information provided to us by the selling stockholder, and we have not independently verified this information.

Pursuant to the terms of the stockholder agreement among the Barclays Parties and BlackRock, the Barclays Parties currently have the right to designate two individuals to our board of directors. Immediately upon completion of this offering and the Repurchase, and assuming that the underwriters exercise their option to purchase additional shares in full, with settlement of the option occurring simultaneously with the closing for this offering, we do not expect the Barclays Parties and their affiliates to own any shares of our capital stock. Once the Barclays Parties and their affiliates have beneficially owned less than five percent of our capital stock for a period of 90 consecutive days, the Barclays Parties will be required to promptly cause their remaining designee to our board of directors, currently Robert E. Diamond, Jr., to resign and will no longer have the right to designate individuals to our board of directors.

The number of shares of common stock and Series B Preferred Stock beneficially owned by the selling stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2012 through the exercise of any stock option or other right. The applicable percentage of ownership for the selling stockholder is based on 139,564,123 shares of common stock outstanding as of March 31, 2012.

	Ownership Before Offering, Repurchase and PNC Exchange		Securities Offered by this Prospectus	Ownership After Offering, Repurchase and PNC Exchange
Name of Selling Stockholder	Series B Preferred Stock	Common Stock	Common Stock(1)(2)	Series B Preferred Stock	Common Stock	% of Common Stock
Barclays(3)	32,178,505	3,031,516	28,832,469	—	—	0%

(1)	Represents the aggregate shares of common stock offered assuming the automatic conversion of the shares of the Series B Preferred Stock owned by the selling stockholder upon a transfer to a third party in this offering at a conversion rate of one share of common stock per one share of Series B Preferred Stock. The Series B Preferred Stock is not convertible into common stock upon transfer by such selling stockholder to its affiliates (except a broker-dealer affiliate in connection with a capital markets transaction).
(2)	Includes 2,621,134 shares representing the underwriters’ option to purchase additional shares of common stock. If the underwriters do not exercise that option, the selling stockholder would continue to own that number of shares of common stock (or Series B Preferred Stock convertible into such shares) immediately following this offering.
(3)

Prior to this offering, the Repurchase and the PNC Exchange, affiliates of Barclays owned 3,031,516 shares, or 2.2%, of our outstanding voting common stock and 32,178,505 shares of our Series B Preferred Stock, or 80.8% of our outstanding preferred equity, representing in the aggregate a 19.6% economic interest in our Company. The shares to be sold in this offering will be sold by Barclays’ subsidiary, Barclays (BR Investments) LP, a Delaware limited partnership, and will include 3,000,000 shares of common stock and 23,211,335 shares of Series B Preferred Stock, which will automatically convert into an equal number of shares of common stock upon such sale to the underwriters. Since the selling stockholder is an indirect subsidiary of Barclays, for purposes of the applicable SEC rules, Barclays has shared voting and investment control over the securities being sold by the selling stockholder in this offering. Immediately upon completion of this offering and the Repurchase, in which we have agreed to purchase $1 billion of common stock and Series B Preferred Stock from the selling stockholder and another subsidiary of Barclays at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount, subject to reduction pursuant to the Minimum Condition, we do not expect the Barclays Parties and their affiliates to own any shares of our capital stock (assuming the underwriters exercise their option to purchase additional shares in full, with settlement of the option occurring simultaneously with the closing for this offering).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences of the purchase, ownership, and disposition of our common stock by a non-U.S. holder as of the date hereof. This summary deals only with our common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, potentially retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxation, nor does it address any other U.S. federal tax consequences (e.g., estate or gift tax) or any foreign, state, local, or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income tax consequences applicable to holders that are subject to special treatment under the United States federal income tax laws (including a holder that is a United States expatriate, a “controlled foreign corporation,” a “passive foreign investment company,” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot provide assurance that a change in law will not alter significantly the tax considerations that are described in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Non-U.S. holders that are partners of a partnership holding our common stock should consult their tax advisors.

Non-U.S. holders considering the purchase of our common stock should consult their own tax advisors concerning the particular United States federal income tax consequences of the ownership of the our common stock, as well as the consequences arising under the laws of any other taxing jurisdiction.

Dividends

Distributions paid on our common stock will be taxable as dividends to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, any such effectively connected dividends received by a foreign corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will generally be required (i) to complete Internal Revenue Service (“IRS”) Form W-8BEN and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (ii) if our common stock is held through certain foreign intermediaries, to satisfy certain relevant certification requirements set forth under applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period for our common stock and such non-U.S. holder held (at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period) more than 5% of our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale in the same manner as if it were a United States person as defined under the Code. A non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States-source capital losses, even though the individual is not considered a resident of the United States.

We believe we have not been and are not currently a “United States real property holding corporation” for United States federal income tax purposes, and we do not anticipate becoming one in the future. However, no assurance can be given that we will not become one in the future. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements

After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of (and, after December 31, 2014, withholding at a rate of 30% will be required on gross proceeds from the sale of) shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain foreign entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, after December 31, 2013, dividends in respect of (and, after December 31, 2014, gross proceeds from the sale of) shares of common stock held by a non-financial foreign entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any substantial United States owners or (ii) provides certain information regarding the entity’s substantial United States owners, which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders of our common stock are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of common stock, including shares of common stock issuable upon conversion of shares of Series B Preferred Stock, set forth opposite its name below.

Underwriter	Number of Shares
Barclays Capital Inc.	14,023,062
Morgan Stanley & Co. LLC	4,193,814
Merrill Lynch, Pierce, Fenner & Smith Incorporated	917,397
Credit Suisse Securities (USA) LLC	917,397
Deutsche Bank Securities Inc.	917,397
Citigroup Global Markets Inc.	524,227
J.P. Morgan Securities LLC	524,227
Wells Fargo Securities, LLC	524,227
UBS Securities LLC	327,642
PNC Capital Markets LLC	524,227
ING Financial Markets LLC	196,585
Santander Investment Securities Inc.	196,585
Commerz Markets LLC	183,479
Goldman, Sachs & Co.	183,479
HSBC Securities (USA) Inc.	183,479
Mizuho Securities USA Inc.	183,479
RBS Securities Inc.	183,479
SMBC Nikko Capital Markets Limited*	183,479
BNP Paribas Securities Corp.	131,057
Credit Agricole Securities (USA) Inc.	131,057
Piper Jaffray & Co.	131,057
RBC Capital Markets, LLC	131,057
SG Americas Securities, LLC	131,057
Banca IMI S.p.A.	78,634
Evercore Group LLC.	78,634
KKR Capital Markets LLC	78,634
Mediobanca – Banca di Credito Finanziario S.p.A.	78,634
Mitsubishi UFJ Securities (USA), Inc.	78,634
Nomura Securities International, Inc.	78,634
Standard Chartered Securities (Hong Kong) Limited	78,634
Raymond James & Associates, Inc.	26,211
CastleOak Securities, L.P.	18,348
Loop Capital Markets LLC	18,348
Samuel A. Ramirez & Company, Inc.	18,348
Muriel Siebert & Co., Inc.	18,348
The Williams Capital Group, L.P.	18,348

Total	26,211,335

*

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the

United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually-agreed fee.

Barclays Capital Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of this offering. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are expected, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.92 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public Offering Price	$160.00	$4,193,813,600	$4,613,195,040
Underwriting Discount	$3.20	$83,876,272	$92,263,901
Proceeds, before expenses, to the selling stockholder	$156.80	$4,109,937,328	$4,520,931,139

Our expenses from the offering are estimated at $2 million and are payable by the selling stockholder.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 2,621,134 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

BlackRock, the selling stockholder and PNC have agreed, subject to certain limited exceptions (including, in the case of BlackRock, an exception with respect to strategic acquisitions of assets, technologies or businesses or the establishment of a strategic partnership, joint venture or other collaboration complementary to BlackRock’s business), not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. None of BlackRock’s officers or directors has agreed with the underwriters to any contractual restrictions on transfers of BlackRock securities following this offering.

New York Stock Exchange Listing

The shares of common stock are listed on the New York Stock Exchange under the symbol “BLK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with the selling stockholder to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The selling stockholder is an affiliate of one of the underwriters, as discussed under “Conflicts of Interest.” In addition, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. The underwriters have received customary fees and expenses for these services. In particular, affiliates of certain of the underwriters are dealers under our commercial paper program. Affiliates of certain of the underwriters are also lenders under our $3.785 billion revolving credit facility maturing in 2017. Additional information regarding our relationships with Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are two of the underwriters, and their affiliates is found in this prospectus supplement under “Prospectus Summary—BlackRock—Recent Developments” and in our definitive Proxy Statement on Schedule 14A filed April 11, 2012 under “Certain Relationships and Related Transactions.” This information includes a description of our stockholder agreement with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which remains in force, and our stockholder agreement with affiliates of Barclays Capital Inc., which is expected to be terminated.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Lead Manager for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

This prospectus supplement may be communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, BlackRock, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the

Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Denmark

This prospectus supplement does not constitute a prospectus under any Danish law and has not been filed with or been approved by the Danish Financial Supervisory Authority (Finanstilsynet) as this prospectus supplement has not been prepared in the context of either (i) a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto or (ii) an offering of a collective investment scheme comprised by the Danish Investment Associations etc. Act or any Executive Orders issued pursuant thereto. The offering of the shares of common stock will only be directed to investors in Denmark in accordance with the exemptions from the prospectus requirement set forth in Executive Order No. 222 of 10 March 2010 or in Executive Order No. 223 of 10 March 2010. This prospectus may not be made available nor may the securities be marketed and/or offered for sale in Denmark other than in circumstances which are exempt from the prospectus requirement in Denmark.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to Persons of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

Notice to Prospective Investors in France

This prospectus supplement has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 and seq. of the regulations of the French Autorité des marchés financiers (AMF) and has therefore not been submitted to the AMF for prior approval or otherwise.

The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement nor any other offering material relating to the shares has been distributed or caused to be distributed nor may be distributed or caused to be distributed to the public in France, except only (i) to persons licensed to provide the investment service of portfolio management for the account of third parties and/or (ii) to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) acting for their own account and/or (iii) to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) acting for their own account.

Such “qualified investors” are notified that they must act for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations. The shares may not be re-transferred, directly or indirectly, in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (i.e., Articles L.411-1, L.411-2, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Ireland

This prospectus supplement does not comprise a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland, the Prospectus (Directive 2003\71\EC) Regulations 2005 of Ireland or the Prospectus Rules issued by the Central Bank of Ireland in August 2008. This prospectus supplement is only being made available to certain prospective investors in Ireland (Prospective Irish Investors) on the understanding that any written or oral information contained herein or otherwise made available to them will be kept strictly confidential. The opportunity described in this prospectus supplement is personal to the addressees in Ireland. This prospectus supplement must not be copied, reproduced, redistributed or passed by any Prospective Irish Investor to any other person or published in whole or in part for any purpose without the consent of underwriters. By accepting this prospectus supplement, Prospective Irish Investors are deemed to undertake and warrant to the underwriters and BlackRock that they will keep this prospectus supplement confidential.

Prospective Irish Investors are recommended to seek their own independent financial advice in relation to the opportunity described in this prospectus supplement from their stockbroker, bank manager, solicitor, accountant or other independent financial adviser who is duly authorized or exempted under the Investments Intermediaries Act 1995 of Ireland and/or the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland as appropriate.

Notice to Prospective Investors in Italy

The offering of the shares has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the shares may not be offered, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers’ Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares, and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Article 100-bis of the Consolidated Financial Act affects the transferability of the shares in Italy to the extent that any placement of the shares is made solely with Qualified Investors and such shares are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placement. Should this occur without the publication of a prospectus, and outside of the application of one of the exemptions referred to above, retail purchasers of shares may have their purchase declared void and claim damages from any intermediary which sold them the shares.

Notice to Prospective Investors in Norway

This prospectus supplement has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 2007. This prospectus supplement has not been approved or disapproved by, or registered with, the Norwegian Financial Supervisory Authority (Finanstilsynet) nor the Norwegian Registry of Business Enterprises.

The shares described herein have not been and will not be offered or sold to the public in Norway, and no offering or marketing materials relating to the shares may be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in Norway. This prospectus supplement is for the recipient only and may not in any way be forwarded to any other person or to the public in Norway.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA,; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Sweden

This prospectus supplement is not a prospectus and has not been prepared in accordance with the prospectus requirements laid down in the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument) nor any other Swedish Enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish regulatory body has examined, approved or registered this prospectus supplement.

No shares will be offered or sold to any investor in Sweden except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act.

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The company represents and warrants that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

Notice to Prospective Investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with any resale of the shares in the United Kingdom each of the underwriters:

(a) is required only to communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the “FSMA”) received by it in connection with the issue or sale of shares which are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) is required to comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

CONFLICTS OF INTEREST

Certain of our underwriters and their affiliates own our capital stock. Specifically, as of March 31, 2012, Barclays and its affiliates, including Barclays Capital Inc., owned approximately 3.0 million shares, or 2.2% of our voting common stock and approximately 32.2 million shares of our Series B Preferred Stock, or 80.8% of our outstanding preferred equity, representing in the aggregate a 19.6% economic interest in BlackRock; and PNC and its affiliates, including PNC Capital Markets LLC, owned approximately 33.2 million shares, or 23.8% of our voting common stock, approximately 2.8 million shares of our Series B Preferred Stock and approximately 1.5 million shares of our Series C Preferred Stock (as defined below), or 10.9% of our outstanding preferred equity, representing in the aggregate a 20.9% economic interest in BlackRock.

Under FINRA Rule 5121, we may be considered to be under common control with Barclays Capital Inc. and PNC Capital Markets LLC, and more than five percent of the offering proceeds, not including underwriting compensation, are intended to be paid to the selling stockholder, which is an affiliate of Barclays Capital Inc. Because of these relationships, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because a bona fide public market exists in the shares, as that term is defined in the rule. To comply with FINRA Rule 5121, each of Barclays Capital Inc. and PNC Capital Markets LLC will not confirm sales to any account over which Barclays Capital Inc. or PNC Capital Markets LLC, as applicable, exercise discretionary authority without the specific written approval of the accountholder.

VALIDITY OF THE COMMON STOCK

The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Sullivan & Cromwell LLP, New York, New York is acting as legal counsel to the selling stockholder.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of BlackRock, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any other filings on or after the date of this prospectus supplement, until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed February 27, 2012 and April 4, 2012;

•	our definitive Proxy Statement on Schedule 14A filed April 11, 2012; and

•

the description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

Any statement made in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

Tel.: (212) 810-5300

Attention: Secretary

The incorporated materials may also be found on the Investor Relations portion of our website at http://www2.blackrock.com/global/home/InvestorRelations/index.htm. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

Prospectus

BlackRock, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

BlackRock, Inc. may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock, or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock, or other securities, (vi) stock purchase contracts to purchase shares of our preferred stock or common stock, or (vii) stock purchase units consisting of (a) stock purchase contracts, (b) warrants, and/or (c) debt securities issued by BlackRock or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “BLK”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, and “our board of directors” refers to the board of directors of BlackRock, Inc., except where the context otherwise requires or as otherwise clearly indicated.

BLACKROCK

BlackRock is the largest publicly traded investment management firm with $3.151 trillion of assets under management at June 30, 2010. We focus exclusively on investment management and risk management; we do not engage in proprietary trading or other activities that could conflict with the interests of our clients. Our business is global—we invest in capital markets throughout the world, we have employees in 24 countries and we serve institutional and retail investors in more than 100 countries. We offer a broad array of equity, fixed income, multi-asset class, alternative investment and cash management products, as well as our BlackRock Solutions® investment systems, risk management and advisory services. We offer our investment products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. Our clients include taxable, tax-exempt and official institutions, high net worth individuals and retail investors.

On December 1, 2009, BlackRock acquired Barclays Global Investors (“BGI”) from Barclays Bank PLC (“Barclays”), referred to as the “BGI Transaction,” adding substantial investment and risk management capabilities and more than 3,500 new colleagues to the combined organization. BGI has long been recognized for product innovation in indexed and scientific investing, including pioneering iShares, the industry’s leading ETF platform, sophisticated retirement solutions and liability-driven investment strategies. These strengths complement BlackRock’s active fundamental portfolio management capabilities, global mutual fund platform, customized solutions, risk management and advisory services. Together, the combined firm is strongly distinguished by its scale, breadth of capabilities and depth of intellectual capital focused on helping clients address their investment challenges and achieve their financial objectives. Upon closing of the BGI Transaction, we commenced operations as a unified firm with the integration of corporate systems largely completed and implementation of our operating platform well underway. Substantial operating and cultural integration work is expected to continue over the course of the next two years.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors. At June 30, 2010, Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”), owned approximately 3.6% of BlackRock’s voting common stock outstanding and held approximately 33.8% of our capital stock. The PNC Financial Services Group, Inc. (“PNC”) owned approximately 34.3% of BlackRock’s voting common stock outstanding and held approximately 24.2% of our capital stock. Barclays owned approximately 4.7% of BlackRock’s voting common stock outstanding and held approximately 19.6% of our capital stock.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays, Bank of America, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of BGI.

You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. We make available through our website at http://www.blackrock.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K dated February 4, 2010, February 12, 2010, May 28, 2010 and September 10, 2010;

•	our amended Current Report on Form 8-K dated December 4, 2009;

•	our definitive Proxy Statement on Schedule 14A filed April 23, 2010; and

•

The description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, N.Y. 10055

Tel.: (212) 810-5300

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended June 30, 2010 and for the years 2005-2009 are included as an exhibit to BlackRock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and are incorporated in this prospectus by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture between us and The Bank of New York Mellon, as trustee (the “senior indenture”), dated September 17, 2007. We will issue debt securities that will be subordinated debt under an indenture between us and The Bank of New York Mellon, as trustee (“subordinated indenture” and, together with the senior indenture, the “Indentures”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 3.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of June 30, 2010, approximately $3.191 billion aggregate principal amount of debt securities were outstanding under the Senior Indenture. As of June 30, 2010, approximately $3.706 billion aggregate principal amount of BlackRock’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of June 30, 2010, none of BlackRock’s existing debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. Since BlackRock is a holding company, the right of BlackRock, and hence the rights of the creditors and securityholders of BlackRock, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of BlackRock itself as a creditor of the subsidiary may be recognized. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any debt securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined); and

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness.

Under the subordinated indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness does not include:

•

any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of BlackRock, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or the corporation, partnership or trust formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is organized under the laws of the United States, any state of the United States or the District of Columbia and has expressly assumed by supplemental indenture all of our obligations under the indentures;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

•

if properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indentures, we take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•

we deliver to the trustee an officers’ certificate stating that such consolidation, merger, conveyance, transfer or lease comply with the indentures and that all conditions precedent herein provided for relating to such transaction have been complied with and, if a supplemental indenture is required in connection with such transaction, an officers’ certificate and an opinion of counsel stating that such supplemental indenture complies with the indentures.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of BlackRock, Inc.; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture or result in the incurrence of liability by the trustee and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

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reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or held by us in trust for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the indentures is The Bank of New York Mellon.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated by-laws, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation, as amended, and amended and restated by-laws in their entirety.

General

Our amended and restated certificate of incorporation provides that we are authorized to issue 1 billion shares of capital stock, consisting of 500 million shares of common stock, par value $0.01 per share and 500 million shares of preferred stock, par value $0.01 per share of which 20,000,000 shares are designated as Series A convertible participating preferred stock, 150,000,000 shares are designated as Series B convertible participating preferred stock, 6,000,000 shares are designated as Series C convertible participating preferred stock and 20,000,000 shares are designated as Series D participating preferred stock. As of September 7, 2010, we had issued and outstanding approximately 63,655,241 shares of common stock, no shares of Series A convertible participating preferred stock, approximately 124.6 million shares of Series B convertible participating preferred stock, approximately 2.9 million shares of Series C convertible participating preferred stock and no shares of Series D participating preferred stock.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our amended and restated certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

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the number of shares of the class or series, which number the board of directors may thereafter (except where otherwise provided) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

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the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends are payable, the form of payment thereof (whether cash, our securities, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

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whether dividends, if any, shall be cumulative or non-cumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series will cumulate;

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if the shares of such class or series may be redeemed by us, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including our securities or those of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including our obligation, if any, to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

•	the amount payable out of our assets to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

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provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of our capital stock or into any other security, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

•	restrictions on the issuance of shares of the same class or series or of any other class or series of our capital stock, if any; and

•	the voting rights and powers, if any, of the holders of shares of the class or series.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and securityholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Series A Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series A participating preferred stock (the “Series A Preferred Stock”) were outstanding. The Series A Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable, at the holder’s option, in shares of common stock, cash, or a combination of cash and common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series A Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series A Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series A Preferred Stock will be entitled to receive $.01 per share of Series A Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock and the Series A Preferred Stock. The participating preferred stock has no voting rights except as required by applicable law.

On February 27, 2009, all outstanding shares of Series A Preferred Stock were exchanged for a like number of shares of Series B Preferred Stock (as defined below).

Series B Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 124.6 million shares of Series B convertible participating preferred stock (the “Series B Preferred Stock”). The Series B Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series B Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series B Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series B Preferred Stock will be entitled to receive $.01 per share of Series B Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series B Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series B Preferred Stock has no voting rights except as required by applicable law.

Upon any transfer of the Series B Preferred Stock to any person other than an affiliate of the initial holder, each share of Series B Preferred Stock will be converted into one share of common stock. No optional conversion is permitted.

Series C Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 2.9 million shares of Series C convertible participating preferred stock (the “Series C Preferred

Stock”). The Series C Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series C Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series C Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series C Preferred Stock will be entitled to receive $40.00 per share of Series C Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series C Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series C Preferred Stock has no voting rights except as required by applicable law.

Upon termination of all of the obligations of PNC Asset Management, Inc. and The PNC Financial Services Group, Inc. (the “PNC Parties”) under the Share Surrender Agreement, dated as of October 10, 2002, by and between BlackRock and the PNC Parties (as amended, the “Share Surrender Agreement”), each share of Series C Preferred Stock shall be automatically converted into one share of common stock. Prior to any such conversion, no share of Series C Preferred Stock may be transferred other than to BlackRock in accordance with the Share Surrender Agreement.

Series D Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series D participating preferred stock (the “Series D Preferred Stock”) were outstanding. The Series D Preferred Stock is entitled to receive any dividend that is paid to holders of common stock or the holders of Series B Preferred Stock, payable in the same consideration and manner as is declared on any share of common stock or the Series B Preferred Stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock or Series B Preferred Stock must also be made accordingly to the Series D Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series D Preferred Stock must also be made accordingly to the common stock and Series B Preferred Stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series D Preferred Stock will be entitled to receive $.01 per share of Series D Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series D Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series D Preferred Stock has no voting rights except as required by applicable law.

All shares of Series D Preferred Stock previously issued have been automatically converted into an equal number of shares of Series B Preferred Stock.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Dividends and Liquidation Rights. Subject to the preferential rights of the Series B Preferred Stock, the Series C Preferred Stock and any other outstanding series of preferred stock created by our board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of common stock will be entitled to share pro rata in any distribution of our assets after payment, or providing for the payment of, our liabilities.

Miscellaneous. The outstanding shares of our common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “BLK.”

The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone (800) 522-6645.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders weren’t required to approve the merger.

Stockholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent if such action has been approved in advance by the majority vote of our board of directors.

Meetings of Stockholders

Our amended and restated certificate of incorporate provides that special meetings of the stockholders may be called at any time by the chairman of the board of directors, the president, a majority of the board of directors, or any committee of the board of directors that has the power to call such meetings. No stockholder may call a special meeting.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our amended and restated certificate of incorporation provides that any or all of the directors may be removed, only for cause, by affirmative vote of at least (80%) of the stockholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our amended and restated by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders if the vacancy resulted from the action of stockholders.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Staggered Boards

The board of directors is divided into three classes serving staggered terms. The number of directors is fixed by our board of directors, subject to our Bylaws and any Stockholder Agreement. Pursuant to our Stockholder Agreements with each of PNC, Merrill Lynch and Barclays, the number of directors will be no more than 19 directors, such that:

•	not less than two and not more than 4 directors are members of BlackRock management;

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two directors, each in a different class, are designated by PNC, provided that if for any period greater than 90 consecutive days, PNC and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, PNC will cause one PNC designee to resign and provided that if PNC and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, PNC will cause the second PNC designee to resign;

•	two directors, each in a different class, are designated by Merrill Lynch;

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two directors, each in a different class, are designated by Barclays, provided that if for any period greater than 90 consecutive days, Barclays and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, Barclays will cause one Barclays designee to resign and provided that if Barclays and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, Barclays will cause the second Barclays designee to resign; and

•	the remaining directors are independent directors.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock, or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 3. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in the notes by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., an extension of credit to a “party in interest”). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Section 408(b)(17) of ERISA, which exempts certain transactions between a plan and a non-fiduciary service provider to such Plan, Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38 which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, such purchase or transfer may have to be rescinded. By its purchase, each investor will be deemed to have represented that either (i) it is not a Plan that is subject to the prohibited transaction rules of ERISA or the Code or a governmental, church or non-U.S. plan subject to similar laws, or (ii) its investment will not constitute a non-exempt prohibited transaction by reason of application of one or more statutory or administrative exemptions under ERISA or the Code (or in the case of a governmental, church or non-U.S. plan, any similar exemption under any similar laws).

The sale of any notes to a Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of BlackRock’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of BGI included in Exhibit 99.1 of BlackRock’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

26,211,335 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 22, 2012

Barclays		Morgan Stanley
BofA Merrill Lynch

Citigroup	Credit Suisse	Deutsche Bank Securities
J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

COMMERZBANK	Goldman, Sachs & Co.	HSBC
ING	Mizuho Securities	PNC Capital Markets LLC
RBS	Santander	SMBC Nikko

Banca IMI	BNP PARIBAS	CastleOak Securities, L.P.
Credit Agricole CIB	Evercore Partners	KKR
Loop Capital Markets	MEDIOBANCA	Mitsubishi UFJ Securities
Nomura	Piper Jaffray	Ramirez & Co., Inc.
Raymond James	RBC Capital Markets	Siebert Capital Markets
SOCIETE GENERALE	STANDARD CHARTERED	The Williams Capital Group, L.P.